UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934
(Amendment No.     )

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ANYTHINGIT INC.
(Name of Registrant as Specified in Its Charter)

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ANYTHINGIT Inc.
17-09 Zink Place
Unit 1
Fair Lawn, NJ  07410

(877) 766-3050

Dear Stockholders:

We are writing to advise you that ANYTHINGIT INC. intends to amend its Certificate of Incorporation, as amended, to:

●	effect a reverse stock split of all of the outstanding shares of our common stock at a ratio of one for three (1:3); and
●	change our corporate name to AnythingIT, Inc.

These actions were approved on May 8, 2012 by our Board of Directors. In addition, the holders of 51% of our outstanding common stock, which represents a majority of our issued and outstanding voting securities, have approved these actions on May 8, 2012, by written consent in lieu of a special meeting of stockholders in accordance with the relevant sections of the Delaware General Corporation Law.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you.  The accompanying Information Statement is furnished only to inform our stockholders of the actions described above before they take place in accordance with Rule 14c-2 of the Securities Exchange Act of 1934.  This Information Statement is first mailed to you on or about May 22, 2012.

Please feel free to call Gail Babitt, our Chief Financial Officer, at (877) 766-3050, extension 359 should you have any questions on the enclosed Information Statement.  We thank you for your continued interest in our company.

For the Board of Directors of ANYTHINGIT INC.

Dated: May 21, 2012	By:	/s/ David Bernstein
David Bernstein, Chief Executive Officer

ANYTHINGIT Inc.
17-09 Zink Place
Unit 1
Fair Lawn, NJ  07410

(877) 766-3050

INFORMATION STATEMENT REGARDING ACTION TAKEN BY WRITTEN CONSENT
OF MAJORITY STOCKHOLDERS IN LIEU OF A SPECIAL MEETING

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL

This Information Statement is being furnished to the stockholders of ANYTHINGIT INC. in connection with the adoption of the Certificate of Amendment to our Certificate of Incorporation, as amended (the “Certificate of Amendment”) by written consents of our Board of Directors and the holders of a majority of our issued and outstanding voting securities in lieu of special meetings.  On May 8, 2012 our Board of Directors approved the Certificate of Amendment.  In addition, on May 8, 2012, our executive officers and directors, together with an employee and former employee, who collectively own approximately 51% of our outstanding common stock which is in excess of the required majority of our outstanding voting securities necessary for the adoption of this action, have executed a written consent approving the Certificate of Amendment.  A copy of the form of Certificate of Amendment is attached as Appendix A to this Information Statement.

The elimination of the need for a meeting of stockholders to approve this action is made possible by Section 228 of the Delaware General Corporation Law which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting.  In order to eliminate the costs involved in holding a special meeting, our Board of Directors voted to utilize the written consent of the holders of a majority in interest of our voting securities.

Pursuant to Section 228 of the Delaware General Corporation Law, we are required to provide prompt notice of the taking of the corporate action without a meeting of stockholders to all stockholders who did not consent in writing to such action.  This Information Statement serves as this notice.  This Information Statement is first being mailed on or about May 22, 2012 to stockholders of record, and is being delivered to inform you of the corporate action described herein before it takes effect in accordance with Rule 14c-2 of the Securities Exchange Act of 1934.  No dissenter’s rights are afforded to our stockholders under Delaware law as a result of the adoption of the Certificate of Amendment.

The entire cost of furnishing this Information Statement will be borne by us.  We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

OUR PRINCIPAL STOCKHOLDERS

Our voting securities are comprised of our common stock.  At May 7, 2012, we had 108,570,636 shares of our common stock issued and outstanding which gives no effect to the pending forward stock split.  The following table sets forth information regarding the beneficial ownership of our common stock as of May 7, 2012 by:

●	each person known by us to be the beneficial owner of more than 5% of our common stock;
●	each of our directors;
●	each of our named executive officers; and
●	our named executive officers and directors as a group.

Unless otherwise indicated, the business address of each person listed is in care of 17-09 Zink Place, Unit 1, Fair Lawn, NJ  07410.  The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date.  Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	% of Class
David Bernstein 1	27,350,000	24.9%
Vlad Stelmak 2	23,600,000	21.5%
Gail L. Babitt 3	1,550,000	1.4%
Richard Hausig 4	8,334	≤1%
All officers and directors as a group (four persons) 1,2,3 and 4	52,508,334	47.2%
Clifford Brune	13,500,000	12.4%
John Esposito 5	8,882,700	8.2%

1           The number of shares beneficially owned by Mr. Bernstein includes options to purchase 1,100,000 shares of our common stock with an exercise price of $0.10 per share.

2           The number of shares beneficially owned by Mr. Stelmak includes options to purchase 1,100,000 shares of our common stock with an exercise price of $0.10 per share.

3           The number of shares beneficially owned by Ms. Babitt includes options to purchase 550,000 shares of our common stock with an exercise price of $0.12 per share.

4           The number of shares beneficially owned by Mr. Hausig includes options to purchase 8,334 shares of our common stock with an exercise price of $0.10 per share.

5           The number of shares beneficially owned by Mr. Esposito includes options to purchase 50,000 shares of our common stock with an exercise price of $0.10 per share, which will expire on May 15, 2012 if unexercised.

THE CERTIFICATE OF AMENDMENT

When effective, the Certificate of Amendment will amend our Certificate of Incorporation, as amended, to:

●	effect a reverse stock split of all of the outstanding shares of our common stock at a ratio of one for three (1:3) (the “Reverse Stock Split”); and
●	change our corporate name to AnythingIT, Inc. (the “Name Change”).

Reverse Stock Split

At May 7, 2012 we had 108,570,636 shares of our common stock issued and outstanding.  The Reverse Stock Split provides that each three (3) shares of our common stock outstanding immediately prior to the Effective Date (as hereinafter defined) of the Certificate of Amendment (the "Old Shares") will be automatically converted into one (1) share of our common stock (the "New Shares"), thereby reducing the number of outstanding shares of our common stock to approximately 36,190,212 shares, subject to rounding.  The Reverse Stock Split does not change the par value of our common stock or the number of shares of our common stock authorized for issuance. The New Shares will be fully paid and non-assessable and the New Shares will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Old Shares.

Purpose and Effect of Reverse Stock Split

Our common stock is currently quoted on the OTC Bulletin Board under the symbol "ANYI."  On May 4, 2012 the last sale price of our common stock was $0.025 per share.  Our Board of Directors believes that current low price of our common stock negatively impacts our credibility as a viable business enterprise.  In addition, our Board of Directors believes that the relatively low per-share market price of our common stock impairs the acceptability of our common stock to potential acquisition candidates and certain members of the investing public, including institutional investors.  For instance, many analysts will not, or are not permitted, to initiate coverage on any securities that trade below $5.00 and certain investors view low-priced stock as unattractive or, as a matter of policy, are precluded from purchasing low-priced securities.  However, certain other investors may be attracted to low-priced stock because of the greater trading volatility sometimes associated with such securities.

Because brokerage commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of our common stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) that represent a higher percentage of their total share value than would be the case if the share price were substantially higher.  This factor also may limit the willingness of institutions to purchase our common stock at its current price levels.  For these reasons our Board of Directors has chosen to adopt and recommend the Reverse Stock Split.  We are not, however, a party to any acquisition agreement as of the date of this Information Statement, nor can we be certain that the Reverse Stock Split will have a long-term positive effect on the market price of our common stock or increase our abilities to enter into acquisitions in the future.

The market price of our common stock is also based on factors which may be unrelated to the number of shares outstanding.  These factors include our performance, general economic and market conditions and other factors, many of which are beyond our control. The market price per New Share may not rise or remain constant in proportion to the reduction in the number of Old Shares outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split. In the future, the market price of common stock following the Reverse Stock Split may not equal or exceed the market price prior to the Reverse Stock Split.  In many cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before the reverse stock split.  In addition, the split will increase the number of stockholders who own odd-lots.  An odd-lot is fewer than 100 shares.  Such stockholders may experience an increase in the cost of selling their shares and may have greater difficulty in making sales.

The Reverse Stock Split will affect all of the holders of our common stock uniformly.  On the Effective Date of the Certificate of Amendment, each stockholder will own a reduced number of shares of our common stock, but will hold the same percentage of the outstanding shares as the stockholder held prior to the Effective Date of the Certificate of Amendment. Any fractional shares existing as a result of the Reverse Stock Split will be rounded to the next higher whole share.

The Board considered reducing the number of shares of authorized common stock in connection with the Reverse Stock Split, but determined that the availability of additional shares may be beneficial to our company in the future for possible issuances.  The availability of additional authorized shares will allow the Board to issue shares for corporate purposes, if appropriate opportunities should arise, without further action by the stockholders or the time delay involved in obtaining stockholder approval (except to the extent that approval is otherwise required by applicable law). Such purposes could include effecting future acquisitions of other businesses through the issuance of shares of our common stock or securities convertible into shares of our common stock.

Because the Reverse Stock Split results in an increased number of authorized but unissued shares of our common stock, it may be construed as having an anti-takeover effect.  Although the Reverse Stock Split is not being undertaken by the Board for this purpose, in the future the Board could, subject to its fiduciary duties and applicable law, use the increased number of authorized but unissued shares to frustrate persons seeking to take over or otherwise gain control of our company by, for example, privately placing shares with purchasers who might side with the Board in opposing a hostile takeover bid. Shares of common stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal our Bylaws or certain provisions of our Certificate of Incorporation, as amended, would not receive the requisite vote. Such uses of our common stock could render more difficult, or discourage, an attempt to acquire control of our company if such transactions were opposed by the Board.  However, it is also possible that an indirect result of the anti-takeover effect of the Reverse Stock Split could be that stockholders will be denied the opportunity to obtain any advantages of a hostile takeover, including, but not limited to, receiving a premium to the then current market price of our common stock, if the same was so offered by a party attempting a hostile takeover of our company.  We are not aware of any party's interest in or efforts to engage in a hostile takeover attempt as of the date of this Information Statement.

The Reverse Stock Split will have the following effects upon our common stock:

●	The number of shares owned by each holder of common stock will be reduced three fold;
●
The number of shares of our common stock which will be issued and outstanding after the Reverse Stock Split will be reduced from 108,570,636 shares to approximately 36,190,212 shares, subject to rounding;

●	The per share loss and net book value of our common stock will be increased because there will be a lesser number of shares of our common stock outstanding;
●	The par value of the common stock will remain $0.01 per share;
●
The stated capital on our balance sheet attributable to the common stock will be decreased three times its present amount and the additional paid-in capital account will be credited with the amount by which the stated capital is decreased;

●	There will be no change in the number of our authorized shares of common stock;
●	There will be no change in our authorized preferred stock;
●	The number of shares reserved for issuance under our 2010 Equity Compensation Plan will remain at 12,000,000 shares; and
●
All outstanding options, warrants and convertible securities entitling the holders thereof to purchase shares of common stock will enable such holders to purchase, upon exercise thereof, three times fewer of the number of shares of common stock which such holders would have been able to purchase upon exercise thereof immediately preceding the Reverse Stock Split, at the same aggregate price required to be paid therefore upon exercise thereof immediately preceding the Reverse Stock Split.

Certain Federal Income Tax Consequences

The Reverse Stock Split should not result in any recognition of gain or loss.  The holding period of the New Shares will include the stockholder’s holding period for the corresponding Old Shares owned prior to the Reverse Stock Split.  The adjusted basis of the New Shares (including the original shares) will be equal to the adjusted basis of a stockholder’s original shares.  Notwithstanding the foregoing, the federal income tax consequences of the receipt of an additional share in lieu of a fractional interest is not clear but may result in tax liabilities which should not be material in amount in view of the low value of the fractional interest.  Our beliefs regarding the tax consequence of the Reverse Stock Split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.  This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident foreign individuals, broker-dealers and tax exempt entities. The state and local tax consequences of the Reverse Stock Split may vary significantly as to each stockholder, depending upon the state in which he or she resides.

The foregoing summary is included for general information only.  Each stockholder should consult their own tax adviser concerning the particular U.S. federal tax consequences of the Reverse Stock Split, as well as any consequences arising under the laws of any other taxing authority, such as any state, local or foreign income tax consequences to which they may be subject.

To ensure compliance with Treasury Department Circular 230, each holder of common stock is hereby notified that: (a) any discussion of U.S. federal tax issues in this Information Statement is not intended or written to be used, and cannot be used, by such holder for the purpose of avoiding penalties that may be imposed on such holder under the Internal Revenue Code; (b) any such discussion has been included by us in furtherance of the forward stock split on the terms described herein; and (c) each such holder should seek advice based on its particular circumstances from an independent tax advisor.

Name change

The Certificate of Amendment will also change the name of our company from “ANYTHINGIT INC.” to “AnythingIT, Inc.”  Our Board determined to make this style change to conform our corporate name with our brand and logo.

No dissenter’s rights

Under Delaware law stockholders are not entitled to dissenter’s rights of appraisal with respect to the Certificate of Amendment.

How the Certificate of Amendment will be enacted

The Reverse Stock Split and Name Change will be effected by the filing of the Certificate of Amendment with the Secretary of State of Delaware.  The Certificate of Amendment will specify the effective date of June 12, 2012 (the “Effective Date”) which is 20 days after this Information Statement was first mailed to our stockholders.  The Reverse Stock Split and Name Change will occur on the Effective Date without any further action on the part of our stockholders.

Because our common stock is currently quoted on the OTC Bulletin Board, the Reverse Stock Split and Name Change will also require processing by FINRA pursuant to Rule 10b-17 of the Securities Exchange Act of 1934 in order for these actions to be recognized in the market for trading purposes.  We expect to receive FINRA’s clearance prior to the Effective Date.  Our common stock will be quoted on the OTC Bulletin Board at the post-split price on the Effective Date. The Reverse Stock Split and/or Name Change will not result in any change to our trading symbol on the OTC Bulletin Board or the CUSIP number of our common stock.

Following the Reverse Stock Split, the share certificates representing the Old Shares will continue to be valid.  In the future, new share certificates will be issued reflecting the Reverse Stock Split, but this in no way will effect the validity of your current share certificates.  After the Effective Date, each share certificate representing Old Shares will be deemed to represent 1/3rd share of our common stock.  Certificates representing New Shares will be issued in due course as Old Share certificates are tendered for exchange or transfer to our transfer agent, Pacific Stock Transfer Company.  We request that stockholders do not send in any of their stock certificates at this time.

As applicable, new share certificates evidencing New Shares that are issued in exchange for Old Shares representing restricted shares will contain the same restrictive legend as on the old certificates. Also, for purposes of determining the term of the restrictive period applicable to the New Shares, the time period during which a stockholder has held their existing pre-split shares will be included in the total holding period.  We will bear the costs of the issuance of the additional stock certificates.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION
WHERE YOU CAN FIND MORE INFORMATION

This Information Statement refers to certain documents that are not presented herein or delivered herewith.  Such documents are available to any person, including any beneficial owner of our shares, to whom this Information Statement is delivered upon oral or written request, without charge.  Requests for such documents should be directed to Corporate Secretary, 17-09 Zink Place, Unit 1, Fair Lawn, NJ  07410, telephone (877) 766-3050.

We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

ANYTHINGIT INC.

Date: May 22, 2012	By:	/s/ David Bernstein
David Bernstein, CEO

APPENDIX A

CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION
OF
ANYTHINGIT INC.
(A Delaware Corporation)

Pursuant to Section 242 of the Delaware General Corporations Law, the undersigned, being the Chief Financial Officer of ANYTHINGIT INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that the following resolutions were adopted by the Corporation’s Board of Directors and its stockholders as hereinafter described:

RESOLVED: Paragraph FIRST of the Certificate of Incorporation, as amended, of this Corporation is hereby amended by deleting the paragraph in its entirety and replacing it with the following:

The name of the Corporation is AnythingIT, Inc.

FURTHER RESOLVED:  Paragraph FOURTH of the Certificate of Incorporation, as amended, of this Corporation is hereby amended by adding the following:

On the date of effective date of this Certificate of Amendment, the Corporation will effect a reverse stock split (the “Reverse Stock Split”) of its outstanding Common Stock pursuant to which every three (3) issued and outstanding share of the Corporation's Common Stock, par value $0.01 (the “Old Common Stock”) shall be reclassified and converted into one (1) validly issued, fully paid and non-assessable shares of Common Stock, par value $0.01 (the “New Common Stock”).  Each certificate representing shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted hereby; provided, further, that no cash will be paid or distributed as a result of the Reverse Stock Split and no fractional shares will be issued.  All fractional shares which would otherwise be required to be issued as a result of the Reverse Stock Split will be rounded up to the nearest whole share.

FURTHER RESOLVED:  That the effective date of this Certificate of Amendment shall be June 12, 2012.

The foregoing resolutions and this Certificate of Amendment were adopted by the Board of Directors of the Corporation pursuant to a written consent of the directors of the Corporation dated May 8, 2012 in accordance with Section 141 of the Delaware General Corporation Law, and by the written consent of holders of a majority of the outstanding shares of the Corporation’s voting stock on May 8, 2012 in accordance with Section 228 of the Delaware General Corporation Law

IN WITNESS WHEREOF, the undersigned, being the Chief Financial Officer of this Corporation, has executed this Certificate of Amendment to the Corporation’s Certificate of Incorporation, as amended, as of May 21, 2012.

ANYTHINGIT INC.

By:	/s/ Gail L. Babitt
Gail L. Babitt, Chief Financial Officer

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